Exhibit 10.9 (a)
First Amendment to
Fourth Amended and Restated Severance Pay Plan
          Whereas, Sterling Chemicals, Inc., a Delaware corporation (the “Corporation”), currently maintains its Fourth Amended and Restated Severance Pay Plan (as amended, the “Existing Plan”);
          Whereas, Section 4.03 of the Existing Plan authorizes and empowers the Board of Directors of the Corporation (the “Board”) to amend the Existing Plan in certain respects; and
          Whereas, the Board desires to amend the Existing Plan as provided in this First Amendment to Fourth Amended and Restated Severance Pay Plan (this “Amendment”) and, in furtherance of that desire, the Board has duly authorized and approved this Amendment;
          Now, Therefore, the Existing Plan is hereby amended as follows:
          Section 1. Amendment of Section 1.01 of the Existing Plan. Effective as of the date of the execution hereof, Section 1.01 of the Existing Plan is hereby amended by amending the definition of “Good Reason” contained therein by adding a new sentence thereto at the end thereof, to read in its entirety as follows :
For purposes of this definition, none of the actions described in clauses (i) through (iii) above shall constitute a Good Reason with respect to any Participant if it is remedied by the Company within 30 days after receipt of notice thereof given by such Participant.
          Section 2. Amendment of Section 2.02 of the Existing Plan. Effective as of January 1, 2009, Section 2.02 of the Existing Plan is hereby amended by amending clause (a)(i) thereof to read in its entirety as follows:
     (i) the Company shall pay to such Participant, on the 45th day following such Participant’s Termination Date, a lump sum cash payment (the “Severance Amount”) in an amount equal to such Participant’s Base Salary times such Participant’s Applicable Multiplier; provided, however, that (A) the right of such Participant to receive such Severance Amount, and the obligation of the Company to pay such Severance Amount, is expressly conditioned upon such Participant having executed and delivered to the Company the release referred to in Section 4.05 and any revocation period for such release having expired prior to the applicable payment date and (B) if the applicable payment date is not a business day, the Severance Amount (if required to be made hereunder) shall be paid on the next succeeding business day; and
          Section 3. Further Amendment of Section 2.02 of the Existing Plan. Effective as of January 1, 2009, Section 2.02 of the Existing Plan is hereby amended by adding a new sentence thereto at the end of clause (a)(ii) thereof, to read in its entirety as follows:

Notwithstanding anything to the contrary contained in this Plan, to the extent required by Section 409A of the Code, (x) the reimbursement of any expenses under this Section will be made on or before the last day of the calendar year immediately following the calendar year in which the expense is incurred, (y) the amount of medical claims eligible for reimbursement or to be provided as an in-kind benefit under this Plan during a calendar year may not affect the medical claims eligible for reimbursement or to be provided as an in-kind benefit in any other calendar year and (z) the right to reimbursement or in-kind benefits under this Plan shall not be subject to liquidation or exchange for another benefit.
          Section 4. Amendment of Article II of the Existing Plan. Effective as of January 1, 2009, Article II of the Existing Plan is hereby amended by adding a new Section 2.06 thereto, to read in its entirety as follows:
     Section 2.06. Compliance With Section 409A of the Code. This Plan is intended to comply with Section 409A of the Code and any ambiguous provisions shall be construed in a manner that is compliant with or exempt from the application of Section 409A of the Code. If a provision of this Plan would result in the imposition of earlier or additional taxes under Section 409A of the Code, such provision shall be reformed to avoid the imposition of such taxes. Notwithstanding anything to the contrary contained in this Plan, no Participant shall have any right to determine a date of payment of any amount under this Plan. For purposes of Section 409A of the Code, each payment or amount due under this Plan shall be considered a separate payment. For purposes of this Plan, “Termination of Employment” shall mean Participant’s “separation from service” as defined in Section 1.409A-1(h) of the Final Treasury Regulations promulgated under Section 409A of the Code, including the default presumptions thereof. If (a) a Participant is a “specified employee” (as such term is defined in Section 409A of the Code) and (b) any payment due under this Plan is subject to Section 409A of the Code and is required to be delayed under Section 409A of the Code, that payment shall be paid on the earliest date that complies with the requirements of Section 409A of the Code. For purposes of determining the identity of specified employees, the Board may establish procedures as it deems appropriate in accordance with Section 409A of the Code.
          Section 5. Effect of Amendments. Except as amended and modified by this Amendment, the Existing Plan shall continue in full force and effect. The Existing Plan and this Amendment shall be read, taken and construed as one and the same instrument. Upon the effectiveness of this Amendment, each reference in the Existing Plan to “this Plan” shall mean and be a reference to the Existing Plan as amended hereby.
          Section 6. Binding Effect. This Amendment shall inure to the benefit of, and shall be binding upon the Company, all Successors and the Participants (as such terms are defined in the

Existing Plan) and their respective heirs, executors, personal representatives, administrators, successors and assigns.
          Section 7. Severability. Should any clause, sentence, paragraph, subsection or Section of this Amendment be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Amendment, and the part or parts of this Amendment so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom as if such stricken part or parts had never been included herein.
          Section 8. Governing Law. To The Extent Not Superseded By The Laws Of The United States, This Amendment Shall Be Construed and Enforced in Accordance With, and the Rights of the Parties Shall Be Governed By, the Internal Laws of the State of Texas, Without Reference to Principles of Conflicts of Law.
          In Witness Whereof, the Corporation has caused this Amendment to be duly executed in its name and on its behalf by its proper officer thereunto duly authorized on March 12, 2010 but effective as of January 1, 2009.

Sterling Chemicals, Inc.

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